EXHIBIT 10.73

                               SECOND AMENDMENT TO
                               -------------------
                          1997 SHARE COMPENSATION PLAN
                          ----------------------------

     This Second Amendment to the 1997 Share Compensation Plan (this "Amendment") is executed by Triton Energy Limited, a Cayman Islands company ("Triton"), as of September 28, 1998.

                                R E C I T A L S:
                                ---------------

     A. Triton has adopted the 1997 Share Compensation Plan (as amended, the "Plan"); and

     B. In accordance with the terms of the Plan, the Board of Directors has adopted certain amendments to the Plan.

     NOW, THEREFORE, in accordance with the terms of the Plan, the Plan is amended in the following respects:

     1.     Article  III  is  amended  to  read  in  its  entirety  as  follows:

"The Committee may not grant Stock Options or issue Elected Shares or Restricted Shares under the Plan for more than 2,300,000 Ordinary Shares, in the aggregate (as may be adjusted in accordance with Article XI or XII hereof), and no Participant shall be eligible to receive more than 50% of such shares. Shares to be distributed and sold may be made available from either authorized but unissued Ordinary Shares or Ordinary Shares held by the Company in its treasury. Shares that by reason of the expiration or unexercised termination of a Stock Option or forfeited Elected Shares or Restricted Shares are no longer subject to issuance to the Participant may be reofferred under the Plan."

     2.     Section  4.2  is  amended  to  read  in  its  entirety  as  follows:

     4.2     Election  to  Receive  Elected  Shares  and/or Stock Options.  Each
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Participant  eligible to receive Elected Shares may make an irrevocable election
(an "Election") either (a) to receive a grant of Ordinary Shares in a number determined by the Committee from time to time in an amount or amounts determined by the Committee (whether in a fixed amount or by formula) or (b) not to participate in this Article IV. With respect to the participation by Non-Employee Directors, each such Director is automatically eligible to elect to receive a grant of 1,000 Elected Shares in conjunction with an election to receive a grant of Stock Options to purchase 10,000 Ordinary Shares pursuant to
Section  5.7  of  the  Plan,  except  as  provided  in  Section 5.7 of the Plan.

     3. Section 5.7(a) of the Plan is amended by adding as the last sentence to Section 5.7(a) the following:

"Notwithstanding anything in the foregoing to the contrary, in no event shall any Holder Designee (as defined in that certain Shareholders Agreement entered into, or to be entered into, between the Company and HM4 Triton, L.P. pursuant to that certain Stock Purchase Agreement dated as of August 31, 1998 between the Company and HM4 Triton, L.P.) be entitled to elect to receive Elected Shares pursuant to Section 4.2 of the Plan or Stock Options pursuant to this Section 5.7(a), whether on an annual basis or upon his or her first appointment or election as a Non-Employee Director."

     4. Except as amended by the provisions of this Amendment, all other provisions of the Plan remain in full force and effect.

     IN WITNESS WHEREOF, Triton Energy Limited has caused this Amendment to be executed by its duly authorized officer effective as of the date and year first above written.


                              TRITON  ENERGY  LIMITED


                              By:/s/ Robert B. Holland, III
                                 ---------------------------------------
                                 Robert B. Holland, III, Chief Executive
                                 Officer